EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wm. Wrigley Jr. Company Announces Strong Second Quarter and First Half 2004 Financial Results

CHICAGO - July 27, 2004 - The Wm. Wrigley Jr. Company (NYSE:WWY) announced today strong volume, sales and earnings increases for the second quarter and first half of 2004. Earnings per share were up 11% in the quarter and 12% in the six months on overall sales gains of 21% in both reporting periods. Sales increases were driven by worldwide shipment growth of 18% in the quarter and 15% in the first half. These double-digit volume gains reflect solid global performance of Wrigley's business as well as the impact of the Joyco acquisition, which closed on April 1, 2004.

Sales and Gross Margins

Global sales for the second quarter rose to $958 million, an increase of $165 million or 21% from a year ago. Sales were driven by strong volume growth and favorable mix in Wrigley's business, as well as a 7% contribution from the Joyco acquisition. Translation of foreign currencies to a weaker U.S. dollar contributed 3% to the second quarter sales increase.

Sales in North America increased 8%, driven by positive product mix, in particular the year-over-year performance of Orbit(R) and Eclipse(R) brands in the U.S., and higher overall shipments. In Wrigley's EMEAI region (principally Europe), sales were up 24%. In addition to volume increases across the region, particularly in Russia, and the benefit of currency, the Joyco acquisition contributed slightly less than half of the sales increase in EMEAI. In Asia, the comparison was easier due to the negative impact of SARS in the quarter a year ago, and sales were up 32% on volume growth and the impact of the Joyco acquisition, which accounted for approximately one third of the increase.

For the first six months of 2004, consolidated net sales were $1.77 billion, up $305 million or 21% from 2003. In the first half, the Joyco acquisition contributed approximately 4% to global sales increases, while translation of foreign currencies to a weaker U.S. dollar contributed 5%. Sales in North America were up 10%, EMEAI sales grew by 27% and Asia was up 21%.

Consolidated gross margins were 56.4% in both periods, a decline of 210 basis points in the quarter and 190 basis points in the first half. Some of the decline in margins was due to higher costs associated

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with Wrigley's new products, however the impact of the Joyco acquisition and its current product margins contributed just over half of the decrease in the three months and approximately one fourth of the margin reduction in the first six months.

Operating Profits and Net Earnings

Consolidated operating profits in the quarter grew by 13%. Profitability reflects contribution from all regions including the positive impact of currency, moderated, in part, by continued investment in brand support, selling infrastructure, R&D and information technology, as well as costs associated with the Joyco acquisition. Net earnings increased $13 million or 11% to $139 million. Net earnings per share were $0.62, up $0.06 or 11% from the same period a year ago. Currency contributed $0.03 to the earnings per share increase.

In the six months, consolidated operating profits were up 13%, due to strong business performance and contributions from currency, partially offset by continued investment in the business and the impact of Joyco. First half 2004 net earnings were up $27 million or 12% to $250 million. Net earnings per share increased $0.12 or 12% to $1.11. Currency contributed $0.07 to the earnings per share increase in the first half.

"We are very pleased with the results of the quarter, during which our business demonstrated vigorous growth and we continued to invest for the future," commented Ron Waters, Chief Operating Officer. "The Joyco integration is proceeding on track, and we are confident that this acquisition will accelerate our participation in the broader confectionery arena and contribute to stockholder value."

The Wrigley Company is a recognized leader in the confectionery field and the world's largest manufacturer and marketer of chewing gum, with global sales of over $3 billion. The Company markets its world-famous brands in over 180 countries. Those brands, a couple of which have been around for over 100 years, include Doublemint(R), Wrigley's Spearmint(R), Big Red(R), Juicy Fruit(R), Winterfresh(R), Extra(R), Freedent(R), Hubba Bubba(R), Orbit(R), Excel(R), Eclipse(R), Airwaves(R), Alpine(R), Cool Air(R), P.K(R), Solano(R), Boomer(R) and Pim Pom(R).

FROM:	WM. WRIGLEYJR. COMPANY
	Christopher Perille, Senior Director - Corporate Communications	Phone: (312) 645-4077
	Kelly McGrail, Director - Corporate Communications	Phone: (312) 645-4754

To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the Company's meaningful cautionary disclosure regarding such statements. A variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed. The important factors that could affect these outcomes are set forth in Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

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STATEMENT OF CONSOLIDATED EARNINGS OF
WM. WRIGLEY JR. COMPANY

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2004	2003	2004	2003

Net sales	$ 957,906,000	$ 792,614,000	$ 1,770,057,000	$ 1,465,007,000

Cost of sales	417,886,000	328,616,000	771,652,000	610,590,000

Gross profit	540,020,000	463,998,000	998,405,000	854,417,000

Selling, general and
administrative expense	335,850,000	282,978,000	632,566,000	532,033,000

Operating income	204,170,000	181,020,000	365,839,000	322,384,000

Investment income	2,265,000	2,871,000	4,760,000	4,401,000
Other income (expense)	(1,721,000)	1,301,000	(2,675,000)	1,081,000

Earnings before income taxes	204,714,000	185,192,000	367,924,000	327,866,000

Income taxes	65,509,000	59,262,000	117,736,000	104,917,000

Net earnings	$ 139,205,000	125,930,000	$ 250,188,000	222,949,000

Net earnings per average share
of common stock (basic and diluted)(a)	$ 0.62	0.56	$ 1.11	0.99

Average number of shares
outstanding for the period	224,690,080	225,110,548	224,742,246	225,082,472

(a) Per share calculations based on the average number of shares outstanding for the period.